State of Delaware
Secretary of State
Division of Corporations
Filed 9:00 AM 8/24/2001
010431451-2887559

CERTFICATE OF AMENDMENT

OF

ALLENERGY MARKETING COMPANY, L.L.C.

1.        The name of the limited liability company is AllEnergy Marketing Company, L.L.C.

2.        The Amended and Restated Certificate of Formation of the limited liability company is hereby amended as follows:

           FIRST:    The name of the limited liability company is: AEMC, L.L.C.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of AllEnergy Marketing Company, Inc., this 20th day of August, 2001.

/s/ Kirk L. Ramsauer

Kirk L. Ramsauer, Secretary and

Authorized Signer